The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit 99.2

SUBJECT TO COMPLETION, DATED JANUARY 22, 2013

PRELIMINARY PROSPECTUS

4,500,000 Shares

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Chuy’s Holdings, Inc.

Common Stock

The selling stockholders identified in this prospectus are offering 4,500,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the Nasdaq Global Select Market under the symbol “CHUY.” The last sale price of our common stock on January 18, 2013, as reported by the Nasdaq Global Select Market, was $24.36 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions
Proceeds to Selling Stockholders, before expenses

Delivery of the shares of common stock is expected to be made on or about             , 2013. The selling stockholders have granted the underwriters an option for a period of 30 days to purchase an additional 675,000 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by the selling stockholders will be $             and the total proceeds to the selling stockholders, before expenses, will be $            .

Jefferies	Baird

KeyBanc Capital Markets	Raymond James	Stephens Inc.

Prospectus dated             , 2013